First Internet Bancorp to Pay Cash Dividend

Fishers, Indiana, March 22, 2016 – The Board of Directors of First Internet Bancorp (NASDAQ: INBK) has declared a quarterly cash dividend of $0.06 per common share. The dividend will be payable on April 15, 2016 to shareholders of record at the close of business on March 31, 2016.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company’s results of operations, financial condition and other factors considered relevant by the board.

About First Internet Bancorp
First Internet Bancorp is the parent company of First Internet Bank, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet. With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products. For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services. First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” as well as a “Top Workplace” by The Indianapolis Star. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
(317) 428-4628	Senior Vice President, Retail Banking
investors@firstib.com	(317) 532-7906
nlorch@firstib.com

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